Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Superior Tube Company, Inc. Union 401(k) Plan of AMETEK, Inc. of our reports dated February 25, 2016, with respect to the consolidated financial statements of AMETEK, Inc. and the effectiveness of internal control over financial reporting of AMETEK, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 30, 2016